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Exhibit 11

CODE OF ETHICS
FOR
CHIEF EXECUTIVE AND SENIOR FINANCIAL OFFICERS
OF THE AVENTIS GROUP

        This Code of Ethics applies to the Chief Executive Officer, the Chief Financial Officer, and the Chief Corporate Controller of Aventis (the "Company"), as well as to all principal financial officers and principal accounting officers of each direct and indirect subsidiary of Aventis (together, the "Covered Executives").

        The purpose of this Code of Ethics is to:

  •
  promote honest and ethical conduct, including fair dealing and the ethical handling of conflicts of interest;

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  promote full, fair, accurate, timely and understandable disclosure;

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  promote compliance with applicable laws and governmental rules and regulations; and

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  deter wrongdoing.

        The obligations of this Code of Ethics supplement, but do not replace, the Aventis Group Compliance Policy. Covered Executives are expected to be familiar with their obligations under both this Code and the Compliance Policy. Compliance with this Code and with the Compliance Policy is mandatory.

Honest and Ethical Conduct

        Each Covered Executive owes a duty to the Company to act with complete honesty and integrity and to conduct the business of the Company in accordance with high ethical standards. The Company expects to be successful through honest business competition and does not seek competitive advantage through illegal or unethical business practices. Each Covered Executive must endeavor to deal fairly with everyone, including patients, physicians, customers, employees, investors, vendors, competitors, and other business partners. A Covered Executive must not seek or obtain unfair advantage against anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, abuse of power or position, or any other unfair or unethical practice.

        Covered Executives must:

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  carry out their responsibilities with honesty and integrity at all times, and foster a culture of integrity, honesty, and transparency within the Aventis Group;

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  comply with all applicable laws and regulations, accounting standards and Company policies, observing both their letter and spirit; and

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  adhere to the highest standards of ethical conduct, meeting or exceeding relevant legal and regulatory requirements.

Conflicts of Interest

        A Covered Executive must avoid any personal activity, investment or association that could appear to interfere with good judgment concerning Aventis' best interests. A Covered Executive may not exploit his or her position or relationship with Aventis for personal gain and should avoid even the appearance of any conflict of interest.

        A real or apparent conflict of interest exists when a Covered Executive:

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  causes Aventis to engage in business transactions with the Covered Executive's relatives, friends, or business associates;

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  uses or reveals nonpublic information about Aventis, its customers, vendors, competitors, or other business partners for personal gain by the Covered Executive or his or her relatives, friends, or business associates (including securities transactions based on such information);

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  has more than a nominal financial interest in any current or potential vendor, customer, competitor, or other business partner of Aventis;

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  receives a loan or guarantee of obligations from Aventis or any third party as a result of the Covered Executive's position at Aventis; or

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  competes or prepares to compete with Aventis while still employed by Aventis.

        This list is not exhaustive. If in doubt as to whether a conflict of interest exists in any specific situation, a Covered Executive should consult the Aventis Global Compliance Officer or one of his delegates.

        A Covered Executive must notify his or her immediate supervisor of any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. A Covered Executive should not participate in any process that would involve an actual or potential conflict of interest unless the Finance and Audit Committee of the Supervisory Board of Aventis (the "Finance and Audit Committee") has been consulted and has issued an opinion that there is no conflict of interest or that no reasonable alternative is available.

Public Disclosure

        Full, fair, accurate, timely and understandable disclosure is legally required in reports that the Company files with or submits to securities and stock market regulatory authorities as well as in other public disclosures. Covered Executives must exercise the highest standard of care in preparing such reports in accordance with the following guidelines:

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  full compliance with the Company's system of internal accounting processes and controls is required;

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  accounting records, as well as reports produced from those records, must be prepared and maintained in accordance with applicable laws, rules, regulations, and Company policies;

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  accounting records must fairly and accurately reflect the transactions or occurrences to which they relate;

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  accounting records must fairly and accurately reflect, in reasonable detail, the assets, liabilities, revenues and expenses of the Company and its subsidiaries;

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  accounting records must not contain any false or intentionally misleading entries;

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  all transactions must be properly classified as to accounts, departments, and accounting periods and properly recorded in accordance with such classifications;

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  all transactions must be supported by accurate documentation in reasonable detail;

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  no information should be concealed from the internal auditors or the independent auditors.

Compliance

        Covered Executives must comply with both the letter and the spirit of this Code as well as all applicable laws, rules and regulations. If the application of this Code would result in any conflict with the requirements of any applicable law, rule, or regulation, such requirements shall prevail over this Code.

Reporting and Accountability

        Any employee of the Company or any of its subsidiaries who becomes aware of a violation of this Code, or who reasonably believes that such a violation has occurred or is likely to occur, shall report the situation immediately to the Aventis Global Compliance Officer, one of his delegates, or to the Chairman of the Finance and Audit Committee via the Aventis Helpline or any other appropriate method. Each such report shall be investigated and resolved in accordance with applicable laws, rules, regulations, and Company policies and/or through the Aventis Helpline process. All such reports shall be maintained on a strict "Need-to-Know" basis in order to protect the identity of both the reporting person and the Covered Executive who is the subject of the report. If a reporting person requests anonymity such anonymity shall be ensured.

        If a violation has occurred, the Management Board, or the appropriate supervisor(s) or manager(s) of the person(s) committing the violation, shall take such action as it or he/she deems appropriate, and shall simultaneously inform the Chairman of the Finance and Audit Committee, who shall ensure that the full Finance and Audit Committee is informed of such action not later than at its next meeting.

        If at any time it appears that a suspected violation might involve a member of the Management Board, the Chairman of the Finance and Audit Committee shall take such action as he deems appropriate (e.g. convocation of the Finance and Audit Committee, suggesting convocation of the Supervisory Board to the Chairman of the Supervisory Board, investigations in accordance with the Internal Rules of the Supervisory Board/Finance and Audit Committee, etc.). If it is determined that a member of the Management Board has in fact committed a violation, the Chairman of the Finance and Audit Committee shall ensure that the matter is submitted to the Supervisory Board for a decision. A Covered Executive who fails to comply with any applicable law, rule, or regulation, or with any provision of this Code or of any applicable Company policy, and any Covered Executive or other manager, who penalizes a subordinate for attempting to follow any applicable law, rule, regulation, Company policy, or provision of the Code or to report actual or suspected violations of it, will be subject to disciplinary action in accordance with applicable laws, rules, and regulations, and Company policies, up to and including immediate termination of employment.

Waiver

        No waiver or relief from the provisions of this Code may be granted under any circumstances without the prior approval of the Management Board, which shall inform the Chairman of the Finance and Audit Committee of any such waiver immediately. The Chairman shall inform the full Finance and Audit Committee of any such waiver not later than at its next meeting. If the Covered Executive, for whom a waiver is requested is a member of the Management Board, such waiver may be granted only after consultation with the Finance and Audit Committee and approval by the Supervisory Board.

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CODE OF ETHICS FOR CHIEF EXECUTIVE AND SENIOR FINANCIAL OFFICERS OF THE AVENTIS GROUP